                                                                    Exhibit 10.6

                                              NETGENICS, INC. HAS REQUESTED THAT
                                                     THE MARKED PORTIONS OF THIS
                                               DOCUMENT BE ACCORDED CONFIDENTIAL
                                                  TREATMENT PURSUANT TO RULE 406
                                                UNDER THE SECURITIES ACT OF 1933


                     NETGENICS, INC./GENETICS INSTITUTE, INC


                               SYNERGY(TM) LICENSE
                                       AND
                               SERVICES AGREEMENT

                   SYNERGY(TM) LICENSE AND SERVICES AGREEMENT
                   ------------------------------------------

                  THIS SYNERGY(TM) LICENSE AND SERVICES AGREEMENT (this "Agreement"), made as of the 27th day of August, 1998, is by and between NETGENICS, Inc., a Delaware corporation with business offices at 1717 East Ninth Street, Suite 1700, Cleveland, Ohio 44114 ("Licensor"), and GENETICS INSTITUTE, INC. with business offices at 87 CambridgePark Drive, Cambridge, MA 02140. (Genetics Institute, Inc., and its Affiliates, collectively, shall be referred to herein as "Licensee"). "Affiliate", as used herein, shall mean any corporation or other business entity directly or indirectly controlled by, or under common control with American Home Products Corporation; as used herein, the term "control" means possession of the power to direct, or cause the direction of the management and policies of a corporation or entity, whether through the ownership of voting securities, by contract or otherwise.

                                  INTRODUCTION:
                                  -------------

                  Licensor has developed and owns certain interactive computer software and hardware known as SYNERGY(TM) for use in the storage and analysis of drug discovery data in a collaborative environment and provides certain services, including but not limited to services to maintain and extend such software and hardware; and

                  Licensor is willing to license the SYNERGY(TM) System (as defined below) and provide the Services (as defined below) to Licensee upon and subject to the terms and conditions of this Agreement; and Licensee desires to license such System and obtain such Services upon such terms and conditions.

                  In consideration of the premises and the conditions and mutual covenants contained in this Agreement, the parties agree as follows:

                                 I. DEFINITIONS
                                    -----------

1.1 "Calendar Quarter" shall mean the three month period commencing on July 1, October 1, January 1 and April 1 of each Contract Year during the term of this Agreement. "Contract Year" shall mean the four Calendar Quarters following the Commencement Date, and each successive Four Quarter period thereafter.

1.2 "Commencement Date" shall mean the effective date of this Agreement as set forth above.

1.3 "Custom Software Module" shall mean the software, if any, developed for Licensee by Licensor in accordance with the Custom Software Specifications and
Section 4 hereof.

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1.4 "Custom Software Specifications" shall mean the specifications, if any, hereinafter agreed upon in writing by Licensor and Licensee and on which Licensor will rely in enhancing, modifying, adapting or otherwise altering the Licensed Software pursuant to this Agreement, as set forth on EXHIBIT D.

1.5 "Designated Location(s)" or "Site(s)" shall mean the location of business facilities at which the Systems will be installed and for which Licensee has paid a Fee, as set forth on EXHIBIT C.

1.6 "Fee" shall mean the consideration for the agreement of Licensor to: (a) grant the License for the particular Designated Locations, and (b) provide Services with respect to such Designated Locations. Fees shall be based upon the License Type selected and any upgrade pursuant to Section 9.1, below.

1.7 "Hardware" shall mean the computer hardware and the third party software described in EXHIBIT B; provided, however, that Licensor reserves the right to substitute such hardware or software with functionally equivalent hardware or software at any time during the term of this Agreement upon written notice to Licensee. At a minimum, "functionally equivalent hardware or software" shall mean hardware or software which: (a) is compatible with the Licensed Software Specifications, the Custom Software Specifications, the Licensed Software, and the Custom Software Modules, if any; (b) and is compatible with Licensee Software which conforms to the Licensor Custom Software Guidelines, and which does not materially alter or adversely affect the use of the System or the Software or the Licensee Software which conforms to the Licensor Custom Software Guidelines.

1.8 "License Type" shall mean the license of the System as provided for in this Agreement, which shall provide access to the number of Users licensed under EXHIBIT C for each Site and providing for the Licensor to provide to Licensee Service Hours per Calendar Quarter as outlined in Exhibit I in exchange for a Fee as set forth in Section 9.1 of this Agreement.

1.9 "Licensed Software" shall mean those components of the Software, in object code form, to be delivered by Licensor to Licensee, and as described as such in EXHIBIT A.

1.10 "Licensed Software Specifications" shall mean the specifications as described in EXHIBIT A and in any documentation and release notes supplied with subsequent Subscription Releases and Custom Software Modules, including, without limitation, the functionality as described in EXHIBIT H as it is specified.

1.11 "Licensee Confidential Information" and "Licensor Confidential Information" shall have the meanings ascribed to each of them in Section 10.22 of this Agreement.


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1.12 "Licensee Intellectual Property Rights" shall mean the rights in Licensee
Software, Proprietary Components of Custom Software Modules (as defined in
Section 3.2 (e) herein) and Pharmaceutical Know-How (as defined in Section 2.4(a) herein), including, without limitation, patent, copyright, trademark, service mark, trade secret and trade name rights therein. Notwithstanding the foregoing, Licensee Intellectual Property shall not include any information which: (A) was in the public domain prior to development by Licensee; (B) which, after development by Licensee, becomes part of the public domain through publication or otherwise except by breach of this Agreement or (C) which is received from an independent third party which has the right to disclose it.

1.13 "Licensee Software" shall mean the software, if any, developed by, or on behalf of, and owned by Licensee and incorporated or integrated into the Software in accordance with the Licensor's Custom Software Guidelines as set forth in EXHIBIT E.

1.14 "Licensor Custom Software Guidelines" shall mean the guidelines, if any, used by Licensor and provided in writing by Licensor to Licensee, to which Licensee must adhere in creating, enhancing, modifying, adapting or otherwise altering Licensee Software.

1.15 "Licensor Intellectual Property Rights" shall mean Licensor's intellectual property rights in the System, including, without limitation, patent, copyright, trademark, service mark, trade secret and trade name rights therein. Notwithstanding the foregoing, Licensor Intellectual Property shall not include any information which: (A) was in the public domain prior to development by Licensor; (B) which, after development by Licensor, becomes part of the public domain through publication or otherwise except by breach of this Agreement or
(C) which is received from an independent third party which has the right to disclose it.

1.16 "Party" shall mean Licensor or Licensee, or when used in plural, shall mean both Licensor and Licensee.

1.17 "Services" shall mean all training, software planning and design, data conversion, monitoring, support, providing updates, maintenance, enhancements and modifications to the Licensed Software which Licensor makes available to its licensees generally (e.g., Subscription Releases), providing hardware upgrades
(a) necessary to meet mutually agreeable minimum performance specifications and data storage requirements and (b) which Licensor otherwise makes available to its licensees generally, providing hardware maintenance for the Systems, and hardware and software quality assurance testing, remote monitoring, telephone and e-mail support services, on-site monitoring and customization services provided by or on behalf of Licensor to Licensee pursuant to this Agreement.

1.18 "Service Hours" shall mean the number of hours designated for Services under Exhibit I attached hereto to be provided by Licensor to Licensee for the Services according to Sections 3.2, 4.1, and 4.3 of this Agreement.


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1.19 "Software" shall mean the Licensed Software, any and all Custom Software
Modules, any and all additions, enhancements, and modifications to the Licensed Software and any Custom Software Module and any and all adaptations and derivatives of the Licensed Software and any Custom Software Module in whatever form, tangible or intangible (other than source code) including, without limitation, additions, enhancements, modifications, adaptations and derivatives incorporated in any Subscription Release or in any Custom Software Specifications, and any portion and any copy or duplicate of any of the foregoing. Notwithstanding the foregoing, Software shall not include Licensee Software or Proprietary Components of Custom Software Modules, as defined in
Section 3.2(e).

1.20 "Specifications" shall mean the Licensed Software Specifications or any Custom Software Specifications, as the context requires.

1.21 "Subscription Release" shall mean subsequent releases related to Synergy(TM) Product 1 which Licensor shall use commercial diligence to deliver on a periodic basis and to include bug fixes and enhancements to the Licensed Software.

1.22 "System" shall mean the Software and the Hardware.

1.23 "User" shall mean (a) an employee, agent, consultant, contractor engaged by Licensee and working at a Designated Location, or (b) an employee or agent of a research or corporate collaborator who works for or on behalf of Licensee or as part of a research or corporate collaboration and working at a Designated Location, and (c) up to twenty-five (25) additional employees, agents, consultants, contractors engaged by Licensee, or employees or agents of a research or corporate collaborator who work for or on behalf of Licensee as part of a research or corporate collaboration other than at a Designated Location; provided, that Licensee shall provide written notice to Licensor of all such Users, which notice shall contain the name, location and employer of such User, and that no person who is not an employee of Licensee shall be deemed to be a User until such person has delivered to Licensee the documentation referred to in Section 2.3 (c) hereof .

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                                   II. LICENSE
                                       -------

2.1 GRANT OF LICENSE. Upon and subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee a nonexclusive, nontransferable, personal license (the "License") to: (i) have Licensee's Users use the System, including Subscription Releases, principally at each User's Designated Location and solely in connection with pharmaceutical, agricultural, and biopharmaceutical business of Licensee conducted at such User's Designated Location, and (ii) have up to twenty-five (25) additional Users access and use the System, including Subscription Releases, from business facilities which are not Designated Locations solely in connection with Licensee's pharmaceutical, agricultural, and biopharmaceutical business.

2.2 RESTRICTIONS ON LICENSEE'S USE OF THE SYSTEM.

         (a) Except as expressly permitted in this Agreement, Licensee shall not use, sublicense, sell, assign, convey, transfer, disclose, publish, display, copy, duplicate, adapt, merge, embed, disassemble, decompile, translate, reverse engineer or otherwise modify any portion of the System.

         (b) Without limiting the generality of the restrictions contained in
Section 2.2(a), Licensee shall not (i) make any claim or representation of ownership, or act as the owner, of any portion of the System or any right therein, or permit or facilitate the performance of any act that is inconsistent with or in violation of this Agreement or that might jeopardize the Licensor Intellectual Property Rights, (ii) install the System at any location other than the Designated Location(s), (iii) use the System to provide data processing, computer service bureau computer time sharing or similar services to any other person or entity, (iv) allow more than the number of Users designated in the License Type to use the System, (v) allow any user other than a User to use the System, (vi) use the System other than for the internal information processing needs of Licensee in connection with the storage and analysis of data in Licensee's pharmaceutical, agricultural, and biopharmaceutical business (provided, that internal information processing needs of Licensee shall include research activities of Licensee which are or may be performed in conjunction with third party research or corporate collaborators, so long as members of such research or corporate collaborators are provided access to the System pursuant to Section 10.22 herein), (vii) modify any portion of the System without Licensor's prior written consent, (which shall be deemed to have been granted in connection with the development of Licensee Software in accordance with the Licensor Custom Software Guidelines) and, to the extent applicable and provided to Licensee, other than in accordance with Licensor's specifications therefor,
(viii) provide maintenance of or modify any portion of the System without Licensor's prior written consent, which shall be deemed to have been granted without request in connection with maintenance provided by third party software and hardware comprising the Hardware when furnished by third parties with respect to their components, and, to the extent any Specifications are applicable and have been provided to Licensee in writing, other than in


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

accordance with Licensor's Specifications therefor or (ix) allow access to more than 12 Users from the same business facility other than a Designated Location.

2.3 PROTECTION OF INTELLECTUAL PROPERTY RIGHTS.

         (a) The rights granted to Licensee in the System hereunder are only the rights of a licensee, and no title or ownership of any component or manifestation of any portion of the System is transferred to Licensee hereby. All Licensor Intellectual Property Rights are and shall remain the exclusive property of Licensor and all Licensee Intellectual Property Rights are and shall remain the exclusive property of Licensee. Except as expressly set forth in this Agreement, Licensee shall not have any right or interest in any component or manifestation of any portion of the System.

         (b) Licensee acknowledges that the System has been and will be developed at great expense to Licensor, that the System constitutes valuable, confidential and trade secret information of Licensor and that Licensor possesses and will possess the Licensor Intellectual Property Rights therein. Licensor acknowledges that the Licensee Software, as well as any Proprietary Components of Custom Software Modules (defined in Section 3.2(e) and enumerated as needed in EXHIBIT D), have been and/or will be developed at great expense to Licensee, that the Licensee Software and Proprietary Components of Custom Software Modules constitute valuable, confidential and trade secret information of Licensee and that Licensee possesses and will possess the Licensee Intellectual Property Rights therein. Accordingly, each Party shall use its commercially reasonable and diligent efforts to ensure that the intellectual property rights of the other Party are preserved for the other Party to the fullest extent possible under the law including, without limitation, taking such reasonable security precautions as the other Party may from time to time request and such other precautions as are taken by that Party to protect its own confidential information and proprietary rights, provided that each Party's standard of care is at least reasonable according to software and pharmaceutical industry standards.

         (c) Licensee shall keep confidential and not disclose or permit access to the System, Services or Licensee Software, except as provided in this Section 2.3(c). Licensee shall use the System, Services and Licensee Software only for purposes consistent with the terms of this Agreement. Licensee shall advise its employees, collaborators, consultants, agents and contractors of the confidential and proprietary nature of the System, Services and Licensee Software, and of the restrictions imposed by this Agreement, and shall: (i) obtain from any and all non-employee Users (or from the employers of such non-employee Users) their written agreement to comply with the obligations of Licensee imposed by Article II and Section 10.22 of this Agreement and (ii) shall be responsible for any breach of such agreement by any User, and (iii) use its commercial and reasonably diligent efforts (so long as those efforts are at least as diligent as those Licensee uses to protect Licensee Intellectual Property Rights and are considered reasonable in the pharmaceutical and software industries) to ensure that no unauthorized


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person has access to the System or the Services and that those persons who are granted access to the System or the Services protect the Licensor Intellectual Property in accordance with the terms of this Agreement.

         (d) Licensee shall notify Licensor immediately of the possession, use, or knowledge of any portion of the System, Services or Licensee Software by any person or entity not authorized by this Agreement to have such possession, use or knowledge. Licensee shall, to the best of its knowledge, (i) promptly furnish to Licensor full details of Licensee's knowledge of such possession, use or knowledge, (ii) reasonably assist Licensor, at no expense to Licensor (if Licensee is responsible for such unauthorized possession) or at Licensor's expense for Licensee's reasonable and actual person hours and costs incurred (if Licensee is not responsible for such unauthorized possession), in stopping and preventing the recurrence of such possession, use or knowledge, shall cooperate, at Licensor's request and expense, with Licensor in any litigation deemed necessary by Licensor to protect the Licensor Intellectual Property Rights, and shall take no action regarding claims of infringement or alleged infringers of the System, Services or Licensee Software without Licensor's written consent. Compliance by Licensee with this Section 2.3(d) shall not be construed as a waiver of any right of Licensor to recover damages or obtain other relief against Licensee in connection with any such unauthorized possession, use or knowledge.

         (e) Each Party acknowledges and agrees that the affixation of a copyright notice to the Software shall not, of itself, be deemed to constitute or acknowledge a publication of the Software.

         (f) Licensor shall be entitled to audit Licensee's use of the System for compliance with the terms and conditions of this Agreement (either directly or through its independent, nationally recognized outside auditors which are not compensated on a commission or percentage basis) at any time, but not more than once per Contract Year by any such outside auditor, during the term of this Agreement and for one year thereafter. Licensor shall not unreasonably interfere with Licensee's business operations during any such audit, and Licensee shall provide such cooperation as Licensor may reasonably request in connection with any such audit. In connection with any such audit, Licensor agrees to (i) protect all Licensee Confidential Information with the same degree of care as Licensor uses in protecting its own confidential information, but no less a degree than is required under Section 10.22 of this Agreement; (ii) have any outside auditors sign Licensee's customary confidentiality agreement; (iii) use outside auditors (at Licensee's request and reasonable expense) when Licensee reasonably determines there is a risk of competitive injury from disclosure of Licensee Confidential Information to Licensor and (iv) provide Licensee with a copy of its audit results.

         (g) Without limiting the generality of the foregoing in this Section 2.3, each party acknowledges that the intellectual property rights of any third party, including,


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without limitation, any rights in any third party software incorporated into the
System by way of a Custom Software Module, are the exclusive rights of that party.

2.4 OWNERSHIP/ INVENTIONS. Licensee and Licensor acknowledge that performance of this Agreement may result in the development of new concepts, methods, techniques, data, know-how, processes, adaptations, ideas and expressions of ideas.

         (a) INVENTIONS RELATING TO PHARMACEUTICAL COMPOUNDS AND LICENSEE SOFTWARE. Concepts, methods, techniques, data, know-how, processes, adaptations, compounds, compositions of matter, ideas and expressions of ideas relating to pharmaceuticals developed by or on behalf of Licensee ("Pharmaceutical Know-How") and any Licensee Software developed by or on behalf of Licensee prior to or during the course of this Agreement shall be and remain the exclusive property of Licensee. Licensor shall have no right and no title or ownership of any component or manifestation of any such Pharmaceutical Know-How, Proprietary Components of Custom Software Modules, Licensee Software or resulting pharmaceutical product developed by or on behalf of Licensee. All rights in such Pharmaceutical Know-How, Proprietary Components of Custom Software Modules, Licensee Software or resulting pharmaceutical products are and shall remain the exclusive property of Licensee. Concepts, methods, techniques, data, know-how, processes, adaptations, ideas and expressions of ideas relating to Licensee Software or Proprietary Components of Custom Software Modules that incorporate any Licensor Intellectual Property or Licensor Confidential Information, shall be used by Licensee exclusively in conjunction with the System. Licensee Software shall be owned by Licensee and Licensor shall only have right to use Licensee Software for the benefit of Licensee for the purposes set forth in this Agreement. Licensee grants to Licensor a non-exclusive, nontransferable right to use Licensee Software at the Designated Locations in connection with the System and Services provided in this Agreement.

         (b) INVENTIONS RELATING TO LICENSED SOFTWARE, HARDWARE AND CUSTOM SOFTWARE MODULES (OTHER THAN PROPRIETARY COMPONENTS OF CUSTOM SOFTWARE MODULES). Concepts, methods, techniques, know-how, processes, adaptations, ideas and expressions of ideas relating to the Licensed Software or any Custom Software Module developed by or on behalf of Licensor during the course of this Agreement shall be and remain the exclusive property of Licensor provided, however, that
(i) Licensor grants to Licensee a non-exclusive, nontransferable right to use the Custom Software Module at the Designated Location(s) under the terms and conditions of this Agreement, (ii) Licensor's rights in the Custom Software Module shall not extend to any Licensee Software or to any proprietary software of any third party person or entity which has been incorporated into the Custom Software Module which is separately licensed by Licensor to Licensee as a distributor or OEM of such products and (iii) Licensor shall have no rights, other than as specified in this Agreement, and no title or ownership in any Proprietary Components of Custom Software Modules as identified on Exhibit D by the System Committee, pursuant to Section 3.2(e) herein. Custom Software Modules shall not be used other than in conjunction with the System, unless the prior written consent of Licensor has been


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obtained for each instance of such use, such consent from Licensor not to be unreasonably withheld. Licensee's request for consent shall detail the nature and scope of such use, including details regarding any other third-party software that will interact with the Custom Software Module. In the event Licensee has obtained written consent of Licensor for the use of a Custom Software Module other than in conjunction with the System, Licensee acknowledges that (A) Licensee shall not have the right to disclose any Licensor Intellectual Property or Licensor Confidential Information to any non-employee of Licensee or its Affiliates (regardless of whether such non-employee is otherwise deemed a User within the context of this Agreement); (B) Licensor shall in no event be obligated to provide Services in conjunction with any such use; and (C) no warranties or indemnification of any kind shall extend to any Custom Software Module used other than in conjunction with the System.

         (c) PATENT APPLICATIONS RELATING TO THE USE OF THE SYSTEM, LICENSEE SOFTWARE OR COMPONENTS OF CUSTOM SOFTWARE MODULES COMPRISED OF LICENSEE PROPRIETARY INFORMATION. Licensor shall own all patent rights and shall have the sole right, at its expense, to obtain patent protection relating to any invention or discovery made relating to the System . Licensee shall own all patent rights and shall have the sole right, at its expense, to obtain patent protection relating to any invention or discovery made relating to the Licensee Software, any Pharmaceutical Know-How and any Proprietary Component of Custom Software Modules as identified by the System Committee and enumerated in Exhibit
D. The foregoing allocations of patent rights shall apply whether such invention was invented solely by employees of Licensor, jointly by employees of Licensor and Licensee, or solely by employees of Licensee. To the extent any such invention or discovery was made by an employee of a party not having ownership and patent responsibility (the "Filing Party"), the other party agrees to cooperate, at the Filing Party's expense and request, in the filing and prosecution of any such patent, and agrees to assign its interest in any such invention to the Filing Party.

                              III. SUPPORT SERVICES
                                   ----------------

3.1 SUPPORT SERVICES. Licensee shall be entitled to receive Services from Licensor during the term of this Agreement as described below. Services provided pursuant to Section 3.1 shall not be treated as Service Hours and shall not be subject to any additional charges or fees:

         (a) REMOTE SYSTEM SUPPORT. Licensor will provide unlimited remote consultation regarding the System, comprised of support, problem determination and resolution Service by telephone and electronic mail 24 hours per day, 365 days per year.

         (b) REMOTE ACCESS AND SYSTEM MONITORING. Licensee shall, upon request and as needed, grant Licensor remote access to the System to fulfill obligations to be performed by Licensor pursuant to this Agreement, including, but not limited to, purposes of monitoring the performance and integrity of the System and for problem


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determination and resolution and for other purposes consistent with the terms of this Agreement; provided, however, that Licensee, at its option, may require that Licensor perform such monitoring Services on site at the Designated Locations pursuant to Section 3.2. Licensee and Licensor shall mutually agree on any necessary access conditions for non-critical access and maintenance.

         (c) RESPONSE TIME. All requests by Licensee for support shall be made by way of designated phone, email or pager to Licensor's client services group shall be responded to by Licensor according to the escalation procedures set forth on EXHIBIT J.

Subsection (d) is an open issue

         (d) LICENSOR EXTENSIONS TO THE SYSTEM. Licensor agrees to complete, at no cost to Licensee, the release of the features set forth on EXHIBIT H for acceptance on or before December 31, 1998, which shall be part of the System. If Licensor is unable to deliver such functionality as set forth in Exhibit H by December 31, 1998, Licensee shall have the right to defer payment of the Fee for the first Calendar Quarter of 1999, and any subsequent Calendar Quarter (s), until all of such functionality listed on EXHIBIT H is substantially completed, unless otherwise agreed between the Parties. In the event that such EXHIBIT H functionality remains unaccepted as of March 31, 1999 under the procedures outlined in Section 5.1, either Party shall have the right to terminate this Agreement and Licensee shall have the right to return the System(s) for a complete refund of all Fees paid to date. In addition, Licensor agrees to develop, as a priority, the additional post-1998 functionality set forth on EXHIBIT H on a mutually-agreed schedule. The parties shall, in good faith, agree upon specifications for such additional post-1998 functionality, on the number (if any) of Service Hours to be used for the completion of such functionality, on a timetable for the development of such functionality, and on a remedy for non-performance on or before December 31, 1998. Licensor and Licensee agree to abide by the process set forth in Section 4.1 (a) of this Agreement (with the exception that disputes shall be resolved by the Steering Committee as defined in Section 10.10, in lieu of an outside arbitrator as otherwise provided), which otherwise pertain to the development of Custom Software Modules, in reaching agreement on the aforementioned items. The specifications and the timetable shall balance Licensees needs to have such functionality available in 1999, and the feasibility of developing such functionality. If the parties are unable to reach agreement upon these matters on or before December 31, 1998, then Licensee shall have the right to treat such failure as a failure to deliver the EXHIBIT H functionality required for delivery on or before December 31, 1998 and exercise the Fee deferral rights described above.

         (e) LIMITATIONS. Licensor shall in no event be obligated to provide support, under this Section 3.1, to Users who are not working from a Designated Location, insofar as any request for support is directly related to, or directly caused by, User's access to the system from a remote location (other than a Designated Location).


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

3.2 USE OF SERVICE HOURS. As a part of the Fee, Licensee is entitled to receive from Licensor the number of Service Hours set forth in EXHIBIT I of this Agreement. Section 3.2 sets forth the manner in which Service Hours may be used by Licensee. Except as expressly provided for in this Agreement, any unordered Service Hours at the end of a Calendar Quarter shall be forfeited and canceled. Service Hours may be allocated among such types of Service in any combination selected by Licensee. Except as expressly set forth in EXHIBIT L (Use of Service Hours), which may be revised from time to time as necessary, the number of Service Hours deemed to be used for any Service request shall be the number specified by written notice to Licensee prior to the commencement of such Services, as determined by Licensor in its reasonable discretion.

         (a) If the Service Hours referred to in the previous paragraph are requested, and Licensor is unable or unwilling to provide such Services for the purposes ordered during such Calendar Quarter, Licensor shall have the right once per Contract Year to delay the provision of such requested Service Hours until the next Calendar Quarter subsequent to the Calendar Quarter for which the request is made, and the Service Hours associated with the completion of such request shall be credited to that next subsequent Calendar Quarter, for the completion of such requested Service. If Licensor is unable or unwilling to provide such Services during that subsequent Calendar Quarter, such unfurnished Service Hours shall, at the option of Licensee, be credited at the rate of [******] per hour against the amount reflected in the Fee for such Service Hours the subsequent Calendar Quarter(s) or refunded to Licensee, in addition to any other remedies available under this Agreement.

         (b) During one (1) Calendar Quarter per Contract Year, an "Advance" may be requested for additional Service Hours in that Calendar Quarter. Such request for an Advance delivery of Service Hours shall not exceed one thousand one hundred and twenty-five (1125) Service Hours (plus one hundred and twenty five
(125) Service Hours per Calendar Quarter in the first Contract Year), and can be drawn, at Licensee's option, from the Service Hours to be delivered during the one or more of the remaining Calendar Quarters in that Contract Year. A request for an "Advance" shall be made in writing, not less than thirty (30) days in advance of the requested delivery of Service Hours to be Advanced. In the event that a request for Service Hours under an Advance is made during the Calendar Quarter in which the Services Hours are requested, Licensor may, at its discretion, limit the Service Hours to be Advanced to twenty (20) incremental hours per week during that Calendar Quarter. Notwithstanding the foregoing, Licensee may not request an Advance of hours, prior to December 31, 1998, for the purposes of designing or developing Custom Software Modules.

         (c) ON-SITE SYSTEM SUPPORT. Licensor agrees to provide support personnel, on or near Licensee's Andover, MA site, for a period of four (4) weeks following the Commencement Date. Upon request from Licensee, Licensor shall use all commercially reasonable efforts to provide Licensee with on-site support Services, and the number of Service Hours shall be deducted from the Service Hours available to

CONFIDENTIAL MATERIAL HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. ASTERISKS DENOTE SUCH OMISSIONS.

Licensee in exchange for such on-site Services, provided, however, that Licensee shall be charged with a minimum of four (4) Service Hours for any on-site visit. Licensor shall be provided with a mutually-agreed maintenance window on the System of no less than one (1) hour per week in which Licensor may take the System down for routine maintenance at scheduled times without causing a breach of this Agreement.

         (d) CUSTOMIZATION SERVICES. Licensee may request, and Licensor shall be obligated to provide in accordance with the terms of this Agreement, customization Services from Licensor by completing a Customization Software Request in the form attached hereto as EXHIBIT D, detailing the customization Services requested. Licensor shall estimate the amount and type of Services required for such customization, and forward to Licensee a written response. After review and approval in writing by the parties of the completed EXHIBIT D covering a customization project, Licensor shall perform such customization Services. During a customization project, the amount of the number of Service Hours set forth in EXHIBIT D as completed shall be deducted from those available to Licensee under this Agreement. Payment for Services provided by Licensor on a customization project in excess of such available Service Hours shall be based on the hourly rates of Licensor set forth on EXHIBIT G or as otherwise mutually agreed in writing by the parties. The maximum number of Service Hours to be used for any Service request shall be the number agreed to pursuant to Section 4.1 of this Agreement.

         (e) PROPRIETARY COMPONENTS OF CUSTOM SOFTWARE MODULES. Except as otherwise provided in Section 4.1 of this Agreement, Licensee shall have the right to request and Licensor shall be obligated to design and deliver Custom Software Modules containing Licensee Intellectual Property, Licensee Confidential Information and/or Licensee Pharmaceutical Know-How. In each such instance, the System Committee (as defined in Section 10.10 of this Agreement) shall meet and shall jointly determine which concepts, methods, techniques, data, know-how, processes, adaptations, compounds, compositions of matter, ideas and expressions of ideas both: (a) are necessary to the Custom Software Module
(b) do not contain Licensor Intellectual Property, (c) provide competitive advantage to Licensee (such components, jointly and separately, known "Proprietary Components of Custom Software Modules") As used here, a Proprietary Component of a Custom Software Module may be recognized as a stand-alone package. All Proprietary Components of Custom Software Modules shall be identified in writing on EXHIBIT D, as same may be amended from time to time. Proprietary Components of Custom Software Modules shall not be used by Licensor in any customization request submitted by any third party customer of Licensor. In the event the System Committee is unable to agree on any part of the procedure outlined in this subparagraph, the dispute shall be resolved according to the procedure outlined in Section 10.10 of this Agreement. Nothing contained herein shall restrict Licensor from developing Custom Software Modules for any third party that do not contain any Proprietary Components of Custom Software Modules as defined in this Section 3.2 (e).

         (f) ON- SITE SYSTEM MONITORING. In the event Licensee requests that Licensor provide on-site monitoring in lieu of remote site support otherwise available under Section 3.1(b) of this Agreement, Licensee shall be charged fifty-two (52) Service Hours each Calendar Quarter therefor, prorated on a daily basis for any partial Calendar Quarter, and shall pay all of Licensor's reasonable out-of-pocket expenses incurred in connection with performing such monitoring services, including, without limitation, travel, lodging and meals expenses.

         (g) ACCOUNTING OF SERVICE HOURS; REPORTS. Service Hours shall be accounted for on a Calendar Quarter basis and Licensor shall provide Licensee with monthly cumulative reports during each Calendar Quarter detailing projects for which Service Hours were used and the number of Service Hours used. Until Licensee has exhausted its Service Hours for any Calendar Quarter, all such on-site Services (except on-site System monitoring described in the previous paragraph) including, without limitation, any reasonable out-of-pocket expenses incurred by Licensor in connection therewith, shall be at Licensor's expense. Once Licensee has exhausted its Service Hours for any Calendar Quarter, it shall be charged for any such additional Service at the billing rates set forth in EXHIBIT G (or as otherwise mutually agreed in writing by the parties), and shall reimburse Licensor for any reasonable out-of-pocket expenses incurred by Licensor in connection therewith, including, without limitation, travel, lodging and meals expenses. Licensee shall have the right to request reasonable documentation and receipts in support of any reimbursement of out-of-pocket expenses.

3.3 ADDITIONAL SERVICES. Licensor shall have the right in its sole discretion to agree to provide Services to Licensee beyond Licensee's available then unused Service Hours, or in addition to the support services to be provided pursuant to
Section 3 hereof, including, without limitation, Services in connection with any Custom Software Specifications or other programming Services, training services and data conversion Services. All such Services shall be performed at the billing rates set forth in EXHIBIT G and upon and pursuant to such other terms and conditions as Licensor and Licensee mutually agree in writing.

3.4 Hardware Upgrades. Licensor shall notify Licensee as soon as is practicable, but at least one (1) month in advance, of any routine Hardware upgrade or substitution to be made by Licensor. Prior to or concurrent with such advance notice, Licensor shall provide Licensee with a project plan covering such upgrade or substitution which shall contain details regarding the scope, upgrade process, Hardware specifications and upgrade procedure. Licensee shall have the right to review, comment upon and approve routine Hardware Upgrades, and shall have the right, upon written notification to Licensor prior to any such planned Hardware upgrade, to defer implementation of same for up to six (6) months. Licensee's approval to any routine Hardware upgrade shall be evidenced by its written countersignature to the Hardware upgrade or substitution project plan. In the event Licensee fails to implement a Hardware upgrade which is functionally equivalent (as defined in Section 1.8 of this Agreement) under the procedure set forth in this paragraph, Licensor shall have the right, to the extent affected by Licensee's delay, to defer (a) Licensee's receiving Software upgrades, in the form of Subscription Releases and Custom Software Modules (including any Proprietary Components thereof) and (b) support obligations for Licensee Software, and the warranties and indemnification obligations (in each case, to the extent any such Hardware upgrade is necessary to provide such support or to fulfill such warranty or indemnification obligation) described in this Agreement shall cease to apply. In the event that a Hardware upgrade is not functionally equivalent, Licensor shall be obligated to correct any failures to perform, or to revert to the prior System configuration (including Hardware and any Software) until Licensor is able to do so.

                          IV. CUSTOMIZATION METHODOLOGY
                              -------------------------

4.1 CUSTOMER SOFTWARE SPECIFICATIONS.

         (a) If Licensee desires that the Licensed Software be modified, customized or adapted in any respect to suit Licensee's specific requirements through the development of Custom Software Modules, Licensee shall deliver to Licensor written notice thereof, in the form of EXHIBIT D attached hereto, specifying Licensee's requirements in as much detail as possible. Upon receipt of such notice, Licensor and Licensee shall cooperate in good faith to agree upon the scope of such Services, the Custom Software Specifications, any portions of the Custom Software Module to be deemed a Proprietary Component of the Custom Software Module, timetable for development and implementation and cost therefor, provided, however, that nothing in this Agreement shall be deemed to (i) obligate Licensor to perform any Services in excess of those available by way of Licensee's then available Service Hours or (ii) provide Services related to Custom Software Modules which are infeasible. Such agreement shall be set forth in writing referencing this Agreement and shall be incorporated herein as EXHIBIT D. If the parties are unable to agree on the number of Service Hours needed for a particular project or projects after good faith discussions over a thirty (30) day period, the Licensee shall have the right to either drop the request for services or submit the matter to the System Committee (as defined in Section 10.10 of this Agreement) for dispute resolution as provided for thereunder. If the matter cannot be resolved by the System Committee within five
(5) business days of submission, each Party shall pick a final reasonable estimate of the Services Hours they estimate for the project, and the two estimates shall be considered by the officers designated in Section 10.10. If such officers cannot resolve the matter within five (5) business days, each Party's final reasonable estimate shall be provided to a mutually agreeable expert within ten (10) additional days. The parties shall promptly meet with the expert and explain the basis for their estimates, and the expert shall pick the estimate that he or she determines is most reasonable and shall not be authorized to fashion an alternate solution. The selection of one Party's estimate shall be a final and binding decision on the number of Service Hours to be charged for the project. If the expert selects Licensor's final estimate, Licensee shall have the right to rescind the request for such Services. In the event Licensee rescinds such request,

Licensor's time used in development of requirements and design for such request shall be charged against Licensee's then-available Service Hours.

         (b) To the extent the number of Service Hours that Licensor estimates will be required to complete a Custom Software Module during a Calendar Quarter exceeds Licensee's then unused Service Hours for such Calendar Quarter, such customization Services shall be charged to Licensee at the billing rates set forth on EXHIBIT G or at such other rates as the parties mutually agree in writing. However, nothing in this Section 4.1 (b) shall constitute an obligation of the Licensor to provide a Custom Software Module in excess of the then-available Service Hours for the Calendar Quarter. Licensor shall have the right, at its sole discretion, to defer any such Custom Software Module to a subsequent Calendar Quarter. In the event Licensor elects to defer any such Custom Software Module, the Custom Software Module shall be charged against Licensee's available Service Hours for that subsequent Calendar Quarter.

         (c) Subject to the limitations set forth in Sections, 7.1 (e) and 7.2 hereto, Licensor warrants that a Custom Software Module, once completed and accepted by Licensee in accordance with the terms hereof, shall perform in all material respects in accordance with the Custom Software Specifications, and Licensor shall correct any errors or failures to perform within the time period specified for error or failure correction in a Custom Software Module request and provide Licensee written notice of such correction If Licensor fails to correct any error or failure as set forth in the previous sentence, Licensee shall have the right to either (i) extend the period of time for Licensor to correct such error or defect, (ii) accept the Custom Software Module as is,
(iii) accept the Custom Software Module with a refund of a reasonably agreed pro-rata portion of Service Hours or supplemental payments allocable to the value of the non-performing Custom Software Module or (iv) return the Custom Software Module for a refund of Service Hours and/or any supplemental payments made by Licensee to Licensor for such Custom Service Module in amount equal to:
(a) 50% of such Service Hours where the Custom Software Module is a Proprietary Component of a Custom Software Module and 100% of such Service Hours where it is a not proprietary to Licensee. Notwithstanding the foregoing, Licensor shall not be obligated to refund Service Hours, in the event that the Steering Committee determines the failure of any such Custom Software Module is due to cause other than failure of Licensor to meet the Custom Software Specifications.

4.2 CUSTOM SOFTWARE MODULE INSTALLATION AND ACCEPTANCE.

         (a) Licensor shall use all commercially reasonable efforts to install Custom Software Modules in accordance with the schedule set forth in EXHIBIT D, subject to Licensee performing its obligations under this Agreement and providing such cooperation as Licensor may reasonably request to facilitate such installation. Such installation with respect to any Custom Software Module shall be deemed complete upon written notice from Licensor to Licensee.

         (b) A Custom Software Module, with respect to which any notice has been provided by Licensor, shall not be deemed to be accepted under this Agreement unless and until:

                  (I) such Custom Software Module materially conforms to the Custom Software Specifications as agreed in Exhibit D therefor; and

                  (II) Licensee fails to give notice of non-acceptance to Licensor within the time period specified in a Custom Software Module request (which shall be not less than ten (10) or more than forty-five
         (45) days after the receipt by Licensee of a Custom Software Module) pursuant to Licensor's notice of Custom Software Module installation.

Any notice of non-acceptance shall state specifically the specifications, and manner in which the Custom Software Module fails to conform to such specifications, with sufficient specificity to permit Licensor to correct such nonconformity. Licensor shall use reasonable efforts to correct any such nonconformity found to exist and notify Licensee of the completion of such correction. If Licensor is unable to make such corrections, Licensee's remedy shall be as provided in Section 4.1 (c) of this Agreement.

4.3 LICENSEE SOFTWARE.

         (a) Prior to developing any module of Licensee Software to be covered by the warranty provisions of Section 7.1, Licensee shall have: (i) received from Licensor a current copy of Licensor Custom Software Guidelines described in EXHIBIT E covering such module,(ii) submitted a proposal to Licensor describing the methodology, specifications and timetable of such Licensee Software and
(iii) received Licensor's approval to the development of such Licensee Software. Licensee shall then have the right to develop Licensee Software modules in accordance with the Licensor Custom Software Guidelines covering such module. Licensor shall provide certification for Licensee Software modules to be incorporated into the System according to the Licensor Custom Software Guidelines following quality assurance testing of such Licensee Software by Licensor. All Licensor activities under this section 4.3 (a) shall be charged against the Licensee's then-available Service Hours for the Calendar Quarter. Licensee Software developed other than in accordance with all provisions of this
Section 4.3 (a) shall void warranty rights as provided in Section 7.1 (d) herein, to the extent that any such claim of warranty is attributable to the implementation of such Licensee Software.

         (b) Subject to the scope of any Licensor Custom Software Guideline, Licensor warrants that the Licensor Custom Software Guidelines shall be written in sufficient detail to provide Licensee with adequate information about the Licensed Software and the System so that a reasonably skilled software programmer will be able to design Licensee Software modules compatible with the Licensed Software. During the course of this Agreement, Licensor agrees to provide any Licensor Custom Software Guidelines to

Licensee as soon as is practicable after they are produced, and shall provide such revisions to Licensor Custom Software Guidelines as are appropriate. Upon request, Licensor shall produce such Licensor Custom Software Guidelines as are needed and shall provide same to Licensee. Notwithstanding the foregoing, the Parties agree that Licensor shall not be under an obligation to produce Licensor Custom Software Guidelines covering software modules that are unfeasible.

                    V. INSTALLATION, ACCEPTANCE AND TRAINING
                       -------------------------------------

5.1 INSTALLATION AND ACCEPTANCE OF SYSTEM AND THE LICENSED SOFTWARE.

         (a) Licensor shall use all commercially reasonable efforts to install the first System and the Licensed Software in Andover, MA and the Development System (defined in EXHIBIT C) in Cambridge, MA (collectively, the "First Systems") on or before the Commencement Date, subject to Licensee performing its obligations under this Agreement and providing such cooperation as Licensor may reasonably request to facilitate the installations of the First Systems. Subsequent installations of the System (each an "Additional System") shall be made pursuant to and in accordance with an installation roll-out plan approved in writing by the Parties within forty-five (45) days of the Commencement Date. Such installation with respect to each System and the Licensed Software shall be deemed complete upon written notification from Licensor; however, each System shall not be deemed to be accepted under this Agreement unless and until the earlier of Licensee providing written notice of acceptance based on conformance of the System to an acceptance plan to be provided by Licensor or:

         (I) For the First Systems, the System materially conforms to and performs in accordance with the Specifications therefor; and Licensee fails to give notice of non-acceptance within ten (10) business days after receipt of installation notice.

         (II) For each Additional System, such Additional System is connected to and synchronized with each of the other Systems installed at that time (except for the Development System, which shall not be synchronized with any of the Systems); and Licensee fails to give notice of non-acceptance within forty-five (45) days after receipt of installation notice.

Any notice of non-acceptance shall state specifically the Specifications, and manner in which a System fails to conform to such Specifications, with sufficient specificity to permit Licensor to correct such nonconformity. Licensor shall use reasonable efforts to correct any such nonconformity found to exist and notify Licensee of the completion of such correction. If Licensor is unable to make such corrections, Licensee's remedy shall be limited to correction or replacement of the nonconforming portion of the System. Licensee shall cooperate with Licensor in correcting such nonconformity. In the event that a System remains non-accepted for more than thirty (30) days after a notice of non-acceptance is received by Licensor from Licensee, Licensee shall have the right to withhold a pro-rata portion of a Calendar Quarter payment of the applicable Fee until such non-acceptance is corrected by Licensor. For this purpose, the pro-rata portion of the Calendar Quarter payment shall be the percentage of the non-accepted Systems scheduled to be installed under the roll-out plan. If, after three (3) months, Licensor is unable to make such corrections, either Party, at its option, shall have the right to terminate this Agreement, and Licensee shall have the additional right to return the System(s), and Service Hours previously charged to Licensee shall be refunded less a pro-rata share of amounts paid for any Sites which the System was previously accepted. For this purpose, the pro-rata share shall be the percentage of the accepted Systems scheduled to have been installed under the roll-out plan. All provisions of this
Section 5.1 shall also be subject to the provision set forth in Section 3.1 (d) of this Agreement.

         (b) TRAINING. Upon the initial installation and acceptance by Licensee of the Licensed Software as provided in this Section 5.1(a), Licensor shall provide two (2) days of on-Site end User training per System at no additional charge to Licensee. Licensee shall also provide three (3) days training to up to three (3) developers per Site at no additional charge to Licensee. Both of these training options are "open attendance", and trainees at any Site can attend a training session at another Site. Additional training beyond the initial days of training per System described above will be deducted from the Licensee's Service Hours or, if Licensee has exhausted its Service Hours for the quarter, will be charged to Licensee at Licensor's the billing rates set forth in EXHIBIT G.

                          VI. LICENSEE RESPONSIBILITIES
                              -------------------------

6.1 Licensor's performance under this Agreement is contingent upon Licensee providing such cooperation as Licensor may reasonably request including, but not limited to providing or performing, the following:

            (a) Following the construction of the new computer room in Licensee's Andover facility which is expected to be completed in August 1998, sufficient and appropriate physical space at each Site for the Hardware in a controlled area such as a data center or computer room such that the Hardware is physically secured and environmentally controlled;

            (b) Electrical power source in close proximity to the location of the Hardware;

            (c) Physical connection to Licensee's network, firewall or gateway (as applicable), in proximity to the location of the Hardware;

            (d) Technical information regarding the addressing and configuration of Licensee's DNS (Domain Name Services) and electronic mail servers sufficient to allow Licensor's server to communicate with Licensee's servers;

            (e) A minimum of two (2) valid network names (host, node or machine names) and their associated Internet Protocol addresses; and

            (f) Reasonable assistance of Licensee's personnel.

         It being understood by the Parties that all Systems included on EXHIBIT C are intended to be installed and synchronized under the mutually-agreed roll-out plan referenced in Section 5.1 (a), that no Additional Systems (other than the Cambridge System) shall be installed until the functionality listed on Exhibit H is completed and accepted, and that Licensee shall have it facilities available for installation and acceptance on the date(s) the Systems are mutually agreed to be installed, according to the aforementioned plan. A choice by Licensee not to implement the System at a Site will not alter the Fees under this Agreement unless it is attributable to the non-performance of the Licensor.

             VII. WARRANTY; DISCLAIMER; LIMITATIONS; INDEMNIFICATION
                  --------------------------------------------------

7.1 WARRANTY; DISCLAIMER.

         (a) Licensor warrants that from the date that the System or a Custom Software Module (including any applicable Proprietary Component of a Custom Software Module used in conjunction with that Custom Software Module), as the case may be, is accepted by Licensee, the System or such Custom Software Module will perform in all material respects in accordance with the Specifications therefor, provided the System or such Custom Software Module is used on the Hardware (or as otherwise agreed by Licensor) in accordance with the instructions therefor.

         (b) Licensor further represents and warrants that System (including, without limitation, any Custom Software Modules) will correctly calculate, compare and manage data involving dates and will not cause an abnormal termination of or within the System or result in incorrect or invalid values or calculations generated involving such dates, provided that all products not supplied by Licensor which exchange date data with the System do so correctly and in a form compatible with the System. In the event the System or any Proprietary Component of any Custom Software Module is non-compliant with respect to this Section 7.1 (b), Licensor shall, at no cost to Licensee, use all commercially reasonable efforts to promptly correct such non-compliance and provide such correction to Licensee.

         (c) THE HARDWARE MAY CONTAIN THIRD-PARTY SOFTWARE WHICH IS THE SUBJECT OF LICENSES BETWEEN LICENSOR AND THE MANUFACTURER OF SUCH THIRD-PARTY SOFTWARE. LICENSOR WARRANTS, THAT TO THE BEST OF ITS KNOWLEDGE, IT HAS NOT INCLUDED ANY THIRD PARTY HARDWARE OR SOFTWARE WHICH INFRINGES THE INTELLECTUAL PROPERTY RIGHTS OF A THIRD PARTY. LICENSOR DOES NOT WARRANT ANY SUCH THIRD-PARTY SOFTWARE, AND

NO SUCH THIRD PARTY ASSUMES ANY LIABILITY REGARDING THE USE OF SUCH THIRD-PARTY SOFTWARE OR UNDERTAKES TO FURNISH THE LICENSEE WITH ANY SUPPORT OR INFORMATION REGARDING SUCH THIRD-PARTY SOFTWARE UNLESS IT IS PURSUANT TO A SEPARATE AGREEMENT BETWEEN SAID THIRD PARTY AND LICENSEE. ANY LIABILITY OF ANY SUCH MANUFACTURER OF SUCH THIRD-PARTY SOFTWARE SHALL BE LIMITED IN SCOPE TO ANY AGREEMENT BETWEEN LICENSOR AND ANY SUCH MANUFACTURER. THIRD PARTY MANUFACTURERS OF SOFTWARE WHICH IS INCORPORATED INTO THE SYSTEM MAY BE LICENSOR'S THIRD PARTY BENEFICIARIES TO THIS AGREEMENT.

         (d) UPON RECEIPT OF CERTIFICATION OF LICENSOR IN ACCORDANCE WITH
SECTION 4.3 (a) APPLYING TO ANY LICENSEE SOFTWARE, LICENSOR WARRANTS THAT THE SYSTEM INCORPORATING ANY SUCH LICENSEE SOFTWARE SHALL PERFORM IN ACCORDANCE WITH THE SYSTEM SPECIFICATIONS. EXCEPT AS EXPRESSLY SET FORTH IN THIS SECTION 7.1
(d), LICENSOR DOES NOT MAKE ANY AND EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES WITH RESPECT TO LICENSEE SOFTWARE

         (e) LICENSOR DOES NOT MAKE ANY AND EXPRESSLY DISCLAIMS ALL WARRANTIES OTHER THAN THE WARRANTY EXPRESSLY MADE IN SECTIONS 4.1, 4.3, 7.1(a), 7.1(b) AND 7.1(d) HEREOF, WHETHER ORAL OR WRITTEN, EXPRESS OR IMPLIED, OR ARISING BY USAGE OF TRADE OR COURSE OF DEALING INCLUDING, WITHOUT LIMITATION, THE WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

                  7.2 LIMITATIONS.

         (a) LICENSEE'S EXCLUSIVE REMEDY FOR ANY BREACH OF THE WARRANTY MADE IN SECTIONS 4.1(c), 4.3(b), AND 7.1 (a ) AND (b) SHALL BE LIMITED TO (i) THE CORRECTION OR REPLACEMENT OF THE NONCONFORMING PORTION OF THE SYSTEM, OR, IF (i) IS NOT SUCCESSFUL IN A REASONABLE PERIOD OF TIME, EITHER (ii)THE REFUND RETROACTIVELY AND FUTURE REDUCTION PROSPECTIVELY OF A PRO RATA PORTION OF THE FEE WITHOUT THE RETURN OF THE SYSTEM, OR (iii) A REFUND OF ALL FEES PAID TO DATE, WITH THE RETURN OF THE ENTIRE SYSTEM, WHICHEVER SHALL BE ELECTED BY LICENSEE. LICENSEE'S EXCLUSIVE REMEDY FOR ANY BREACH OF THE WARRANTY MADE IN
SECTION 7.1 (d) SHALL BE THE (I) CORRECTION OF THE SYSTEM AND/OR THE LICENSEE SOFTWARE, OR IF (I) IS NOT SUCCESSFUL, A REFUND OF A PRO-RATA PORTION OF THE FEE WITHOUT THE RETURN OF THE SYSTEM,

WHICHEVER SHALL BE ELECTED BY LICENSEE. THE WARRANTIES SET FORTH IN SECTION 4.1
(c), 4.3 (b) AND 7.1 (a) AND (d) SHALL RUN FOR A PERIOD OF ONE (1) YEAR FOLLOWING THE ACCEPTANCE OF WARRANTED ITEM. THE WARRANTY SET FORTH IN SECTION 7.1(b) SHALL RUN UNTIL DECEMBER 31, 2001.

         (b) NEITHER PARTY SHALL IN ANY EVENT BE LIABLE FOR ANY CONSEQUENTIAL (EXCEPT FOR THE INDEMNIFICATION OBLIGATION UNDER SECTION 7.3, INSOFAR AS IT COVERS PERSONAL INJURY OR PROPERTY DAMAGE, AND CONFIDENTIALITY AND USE RESTRICTION OBLIGATIONS UNDER SECTION 2.3 AND CONFIDENTIAL INFORMATION UNDER
SECTION 10.22), INCIDENTAL, EXEMPLARY OR SPECIAL DAMAGES, INCLUDING BUT NOT LIMITED TO LOST PROFITS OR REVENUES, LOSS OF DATA, BUSINESS INTERRUPTION OR LOSS, RECOVERY OR SUBSTITUTION COSTS, CLAIMS BY THIRD PARTIES, OR ECONOMIC DAMAGES, WHETHER CLAIMED UNDER CONTRACT, TORT OR ANY OTHER LEGAL THEORY, ARISING OUT OF THE USE OF OR INABILITY TO USE THE SYSTEM.

         (c) IF ANY OF THE LIMITATIONS ON THE LIABILITY OF LICENSOR PROVIDED FOR IN THIS AGREEMENT ARE FOUND TO BE INVALID FOR ANY REASON WHATSOEVER BY A COURT OF COMPETENT JURISDICTION, LICENSEE AND LICENSOR EXPRESSLY AGREE THAT THE MAXIMUM LIABILITY OF LICENSOR UNDER SUCH CIRCUMSTANCE SHALL NOT EXCEED ONE HUNDRED PERCENT (100%) OF THE TOTAL FEES PAID BY LICENSEE TO LICENSOR IN THE TERM SUCH LIABILITY WAS FIRST ALLEGED, IN ADDITION TO ANY OTHER EXPRESS REMEDIES PROVIDED FOR UNDER THE TERMS OF THIS AGREEMENT THAT DO NOT PERTAIN TO THE REPAYMENT OF FEES.

         (d) THE WARRANTIES MADE UNDER THIS AGREEMENT EXTEND ONLY TO LICENSEE.

7.3 INDEMNIFICATION. If any claim is made against Licensee asserting that the System or any Custom Software Module, or any Proprietary Component of such Custom Software Module (developed by Licensor used in connection with that Custom Software Module) infringes any United States patent, copyright or other intellectual property right, Licensor shall, at the option of Licensor, either
(a) defend Licensee against such claim; (b) acquire for Licensee the right to continue using such System or such Custom Software Module; or (c) replace such System or such Custom Software Module with other Hardware or Software or Custom Software Module for which there exists no infringement claim or modify such System or such Custom Software Module to make it non-infringing so long as it serves substantially the same purpose and function and does not materially affect the performance of the System as being used by Licensee; provided, however, that Licensor shall have no liability or obligation to Licensee under this Section

7.3 to the extent any such copyright infringement claim is attributable to : (i) Licensor's compliance with any Licensee specifications; (ii) any modification of any portion of the System or Custom Software Module by Licensee not agreed to in writing by Licensor; (iii) failure of Licensee to use the then most current version of the System or Custom Software Module (should Licensor give notice to Licensee that such updated versions of the System remedy such non-performance or infringement); (iv) the use of the System, Custom Software Module (or Proprietary Component thereof) or Services in combination with software or hardware not licensed by Licensor; (v) the use of the System or Custom Software Module, any Proprietary Component of any Customer Software Module, any Licensee Software or Services in a manner inconsistent with this Agreement; (vi) a patent, copyright or other intellectual property right claim in which Licensee or any affiliate or subsidiary of Licensee has any direct or indirect interest by license or otherwise which Licensee has the right to practice without incurring additional royalties or other payments and with respect to which Licensee has the right to control enforcement against Licensor or (vii) any material breach by Licensee of the terms of this Agreement which increases Licensor's liability under this Section. If Licensor elects (a) above, Licensor shall have the right to control the defense and settlement, at the expense of Licensor, of any such claim and Licensee shall cooperate with Licensor in such defense and settlement. If Licensor elects (c) above, Licensee shall return to Licensor the claimed infringing Software, along with any copies, duplicates and other manifestations thereof in whatever form. If Licensor is unable to provide the remedies provided for in (a), (b) or (c) or the remedy results in a System or Custom Software Module which does not serve substantially the same purpose and function or materially affects the performance of the System or Custom Software Module, Licensee, at its option, shall have the right to return the System for a full refund of the Fee for the System or the Service Hours or the amount paid as outlined in Section 4.1(c) for the Custom Software Module. Notwithstanding the foregoing, the limitation under 7.3 (i) above shall apply only to the Licensee's use of any Custom Software Module, and shall not apply to Licensor's use of such Custom Software Module for the benefit of any third party licensee of the System.

7.4 NOTICE. If Licensee believes that Licensor has breached the warranty set forth in this Agreement or that Licensee is entitled to indemnification pursuant to Section 7.3 hereof, Licensee shall notify Licensor in writing within ten (10) business days of the time Licensee becomes aware of such alleged breach or entitlement to indemnification. Any such notice which is given in connection with this Section 7.4 shall, to the extent known to Licensee, state specifically with respect to the System or any Custom Software Module (or Proprietary Component thereof) the Specifications to which the affected System or Custom Software Module (or Proprietary Component thereof) fails to conform and the manner in which the System or Custom Software Module fails (or Proprietary Component thereof) to conform to such Specifications with sufficient specificity to permit Licensor to correct such nonconformity and any such notice given in connection with Section 7.3 shall state with reasonable specificity the nature of the claimed infringement. The failure of Licensee to notify Licensor in accordance with this Section shall relieve Licensor of its obligations under Sections 7.1 and 7.3.

                         VIII. TERM; BREACH; TERMINATION
                               -------------------------

8.1 TERM. The License shall commence as of the Commencement Date and shall terminate upon the fourth (4th) anniversary of the Commencement Date occurs; provided, however, that (i) Licensee may terminate this Agreement at any time beginning six (6) months after the Commencement Date upon not less than thirty
(30) days written notice to Licensor (which may be given as early as five (5) months after the Commencement Date), and (ii) so long as Licensee is not in material breach of any of the terms hereof, Licensee may renew this Agreement for successive 1 year terms by sending written notice of Licensee's desire to renew within 30 days before the end of each then-current term in the form attached as EXHIBIT F. All such renewals shall be subject to the Fees then in effect for each License Type, such Fee subject to the provisions of Section
10.12 (a) of this Agreement.

8.2 BREACH. Upon the happening of any of the following events there shall be deemed to be a material breach of the terms of this Agreement by Licensee, and without intending to waive, remove, limit, or restrict any legal or equitable right or remedy otherwise available to Licensor attendant upon such material breach, Licensor shall have the right to cease performance hereunder until such breach is remedied or to terminate this Agreement: (a) Licensee fails to make any payment when due as required by this Agreement for a period of 30 days following its receipt from Licensor of a written notice specifying such violation or failure and demanding that it be cured; (b) Licensee violates or fails to perform any of the other material covenants or agreements contained in this Agreement for a period of 30 days following its receipt from Licensor of a written notice specifying such violation or failure and demanding that it be cured (if such violation or failure is capable of being cured); or (c) Licensee ceases doing business as a going concern; makes an assignment for the benefit of creditors; admits in writing its inability to pay its debts as they become due; files a voluntary petition in bankruptcy; is adjudicated an insolvent; files a petition seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar arrangement under any present or future statute, law or regulation, or files an answer admitting the material allegations of a petition filed against it in any such proceeding; consents to or acquiesces in the appointment of a trustee, receiver or liquidator of it or all or any substantial part of its assets or properties, or takes any action with a view to its dissolution or liquidation; or if within 60 days after the commencement of any proceedings against it seeking reorganization, arrangement, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, such proceedings shall not have been dismissed; or if within 60 days after the appointment without Licensee's consent or acquiescence of any trustee, receiver or liquidator of Licensee of all or any part of its assets or properties, such appointment shall not be vacated.

8.3 TERMINATION.

         (a) EFFECT. Upon the termination of this Agreement, whether by expiration of its term, default, or other cause specified in this Agreement, or upon the valid cancellation of the License, Licensee shall, except as provided under Subsection (b): (i) immediately discontinue exercising any rights granted hereunder relating to the System or any Custom Software Module which has been used outside of the System, pursuant to Section 2.4 (a) of this Agreement, (ii) promptly return to Licensor all components of the System (including any Custom Software Module which has been used outside of the System, pursuant to the terms of Section 2.4 (b) of this Agreement) by an appropriate means of delivery and insured against loss for the full replacement cost thereof, all at the expense of Licensee, and (iii) certify in writing under oath that, to the best of its knowledge, all materials required to be delivered to Licensor hereunder have been delivered to Licensor and that it has violated none of the material provisions of Section 2.2 or 2.3 hereof. The expiration or termination of this Agreement shall be without prejudice to any rights of Licensor against Licensee and such expiration or termination shall not relieve Licensee of any of its obligations to Licensor existing at the time of expiration or termination.

         (b) CUSTOM SOFTWARE MODULES: LICENSE. In the event Licensee has obtained permission from Licensor to use any Custom Software Module outside of the System, as provided in Section 2.4 (b) of this Agreement, Licensee shall have the right to obtain a fully-paid, perpetual right and license to continue to use such Custom Software Module for such purposes, provided that termination of this Agreement is not for breach of this Agreement by Licensee. If Licensee chooses to obtain such perpetual license, Licensee shall notify Licensor in writing, within thirty (30) days of the termination date of this Agreement. Upon payment of a consideration fee, equal to the number of Service Hours originally charged for the development of such Custom Software Module, multiplied by [******], Licensor shall grant such perpetual license to Licensee. Notwithstanding anything to the contrary above, Licensee shall in no event be obligated to pay any consideration fee for any portion of such Custom Software Module that is designated a Proprietary Component of such Custom Software Module. Such license shall be subject to the other restrictions contained in
Section 2.4 (b) of this Agreement, and all other provisions of this Agreement designated in Section 10.17 as surviving termination.

8.4 SOURCE CODE ESCROW. Licensor agrees to make Licensee a beneficiary under the Licensor's Source Code Escrow Agreement attached hereto as EXHIBIT K . which shall provide Licensee with access to the source code for supporting and maintaining the Licensed Software in the event Licensee ceases to continue its business in support thereof.

                        IX. PAYMENT, CHARGES AND SUPPORT
                            ----------------------------
                                       24

CONFIDENTIAL MATERIAL HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. ASTERISKS DENOTE SUCH OMISSIONS.

9.1 LICENSE FEE.

         (a) LICENSE FEE. Licensee shall pay to Licensor a Fee per Calendar Quarter of [******], plus any upgrade costs as set forth in Exhibit C, with the first payment to be made fifteen (15) days after acceptance of the First Systems by Licensee pursuant to Section 5.1, above. Each subsequent payment shall be made no later than fifteen (15) days after the beginning of the Calendar Quarter for which payment is due. For any partial Calendar Quarter, Licensee shall pay Licensor the Fee prorated on a daily basis, and any applicable Service Hours as set forth in EXHIBIT I shall be similarly prorated. As specified in Section 3.1
(d), Licensee may hold the Fee for the first Calendar Quarter of 1999 and any subsequent Calendar Quarter(s), until such time as the obligations under Section 3.1(d) are completed by Licensor. In the event such Fee(s) are held, such Fee(s) shall be due and payable no later than ten (10) days after the obligations under
Section 3.1(d) are completed by Licensor.

         (b ) REQUIREMENT TO PAY FEE. The Fees are in consideration of the agreement of Licensor to grant the License and provide Services hereunder in accordance with the License Type selected and shall be so payable regardless of whether Licensee refuses or is unable to accept the full performance of Licensor hereunder or whether Licensor's performance hereunder is delayed for reasons not within the control of Licensor.

9.2 EXPENSES. If Licensee has exhausted its available Service Hours for any applicable Calendar Quarter, Licensee shall pay to Licensor upon Licensor's request all reasonable out-of-pocket expenses incurred by Licensor in performing Services for Licensee under this Agreement including, without limitation, expenses incurred for travel, meals, lodging, long distance telephone calls, document reproduction, postage, and cost of storage media such as disks and tapes.

9.3 TAXES. Licensee shall pay when due, and only when due, any sales, use, excise, property or other federal, state, local or foreign taxes, duties, tariffs or other assessments (other than any tax based solely on the net income of Licensor) and related interest and penalties that Licensor is at any time obligated to pay or collect in connection with or arising out of the transactions contemplated by this Agreement. Licensee agrees to indemnify and hold harmless Licensor from any and all of such duly paid taxes, duties, tariffs or other assessments. If Licensor pays any such amounts which Licensee is obligated to pay under this Section 9.3, Licensee shall promptly reimburse Licensor in an amount equal to the amount so paid by Licensor.

CONFIDENTIAL MATERIAL HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. ASTERISKS DENOTE SUCH OMISSIONS.

                                X. MISCELLANEOUS
                                   -------------

10.1 EMPLOYEES. During the term of this Agreement and for a period of one (1) year thereafter, neither Party shall solicit any employee of the other Party who was directly involved with performance of this Agreement; it being understood that this provision shall not prohibit either Party from hiring employees of the other Party who have applied for positions on their own without solicitation by the hiring Party.

10.2 FORCE MAJEURE. If the performance of Licensor or Licensee hereunder is delayed or prevented at any time due to circumstances beyond the control of Licensor or Licensee, including without limitation those resulting from labor disputes, fire, floods, riots, civil disturbances, weather conditions, control exercised by a governmental entity, unavoidable casualties or acts of God or a public enemy, the performance of Licensor or Licensee shall be excused until such condition no longer exists; provided that the non-performing Party uses commercially reasonable and diligent efforts to eliminate the force majeure event.

10.3 GOVERNING LAW. This Agreement shall be governed by and construed under and pursuant to the laws of the State of Ohio, without regard to my such laws relating to choice or conflict of laws.

10.4 INTEGRATION. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and shall supersede all contemporaneous or previous proposals, both oral and written, brochures, sales materials, negotiations, representations, commitments, writings, agreements, and all other communications between the parties. It may not be released, discharged, changed or modified other than in accordance with its terms except by an instrument in writing signed by a duly authorized representative of each of the parties.

10.5 HEADINGS. The headings and captions used in this Agreement are intended and shall for all Purposes be deemed to be for convenience only and shall have no force or effect whatsoever in the interpretation of this Agreement.

10.6 ASSIGNMENT. Except as otherwise provided hereto, neither Licensor nor Licensee shall sell, convey, sublicense, assign or otherwise transfer any of the Software, any component thereof or any right therein, this Agreement, or any of its rights or obligations under this Agreement, to any other Party, either voluntarily or involuntarily, directly or indirectly, whether by operation of law or otherwise without the prior written consent of the other Party. Notwithstanding the foregoing, any merger, consolidation, sale of a controlling interest or combination of interests resulting in a change in control of either Party shall not require the consent of the other Party in the event of an assignment to a successor in interest in connection therewith; provided that the successor in interest agrees to be bound to all of the terms and conditions of this Agreement. Any assignment in violation of the terms hereof shall be void and of no force or effect.

10.7 COUNTERPARTS CLAUSE. This Agreement may be executed in two or more counterparts each of which shall be deemed originals for all purposes.

10.8 SEVERABILITY. If any term, clause or provision of this Agreement shall be judged invalid for any reason whatsoever, such invalidity shall not affect the validity or operation of any other term, clause or provision and such invalid term, clause or provision shall be deemed to have been deleted from this Agreement.

10.9 NOTICES. All notices, requests, demands and other communications required or permitted under this Agreement shall be deemed to have been duly given and made if in writing and served either by personal delivery to the Party for whom it is intended, sent by telecopy or electronic mail if followed by hard copy the next day, or by being deposited postage prepaid, certified or registered mail, return receipt requested (or such form of mail as may be substituted therefor by postal authorities), in the United States mail, bearing the address shown in this Agreement for, or such other address as may be designated in writing hereafter by such Party:

              If to Licensor:     NETGENICS, Inc.
                                  1717 East Ninth Street
                                  Cleveland, Ohio 44114
                                  (216) 861-4007
                                  Telecopy No. (216) 861-4777
                                  Attention:  Manuel J. Glynias, President

              With a copy to:     Baker & Hostetler LLP
                                  3200 National City Center 1900 East
                                  9th Street Cleveland, OH 44114-3485
                                  (216) 621-0200
                                  Telecopy No.: (216) 621-0740
                                  Attention: Jerry Grisko, Esq.

              If to LICENSEE:     American Home Products, Inc
                                  c/o Genetics Institute, Inc.
                                  87 CambridgePark Drive
                                  Cambridge, MA 02140
                                  (617) 498-8455
                                  Telecopy No.: (617) 876-5851
                                  Attention:  Bruce Leicher, Vice President-Law

10.10 SYSTEM COMMITTEE; DISPUTES. As soon as reasonably practicable after the Commencement Date, the Parties shall form a committee comprised of two (2) to three (3) representatives (as designated by the Steering Committee, as defined below) from each Party (the "System Committee"). The System Committee shall meet no less often than on a quarterly basis and shall be charged with the following duties:
(a) overseeing roll-out process of the Systems, (b) overseeing Hardware upgrades and replacements, (c) formulating, discussing and agreeing to Custom Software Module requests, including the number of Service Hours to be used in designing and delivering a Custom Software Module and whether any Proprietary Component of a Custom Software Module or Licensee Confidential Information exists in a Custom Software Module and issues relating to the acceptance of Custom Software Modules and (d) except as otherwise provided in Section 4.1, resolving any and all disputes between the Parties arising out of or in connection with this Agreement. If the System Committee cannot resolve a dispute arising out of or in connection with this Agreement, then such dispute shall be referred to their respective officers designated below or their successors (such officers, along with any duly-appointed additional members, comprising the "Steering Committee"), for attempted resolution by good faith negotiations within thirty
(30) days after such notice is received:

          For NetGenics:            President
          For Licensee:             Senior Vice President - Discovery Research

Except for disputes arising under Section 4.1 of this Agreement, which are to be resolved as provided therein, all such disputes which are not so resolved between the Parties or the designated officers within such thirty day period shall, be subject to litigation in a court with proper jurisdiction over the parties.

10.11 CONFLICT. Each Party (the "Representing Party") represents and warrants to the other Party that neither the execution nor delivery of this Agreement by the other Party will conflict with or result in the breach of any material terms, conditions or provisions of any agreement, contract or instrument to which the Representing Party is a party or will result in the creation or imposition upon or against the Representing Party of any claim, charge, encumbrance or restriction of any nature whatsoever.

10.12 MOST FAVORED LICENSEE.

         (a) If during the term of this Agreement Licensor reduces its published list prices then Licensor shall notify Licensee of such price reductions as they become effective and Licensor shall extend any reduced price to Licensee.

         (b) Licensor shall, upon written request from Licensee (which request shall be made no more than one (1) time per Calendar Quarter), provide to Licensee terms (redacted to protect confidentiality of other licensees) of its SYNERGY license agreements comprising (i) the number of Designated Locations and License Type for each Designated Location, (ii) the number of Service Hours to be provided, (iii) the Term of the agreement and (iv) the Fee. In the event that Licensor extends to other licensees terms that are materially more favorable than those extended to Licensee herein, Licensee shall have the right to amend this Agreement to incorporate the terms of the more favorable Agreement. Licensee shall have the right to request that an independent auditor be employed, at the wrongful Party's expense, to certify complete disclosure by Licensor pursuant to this Section 10.12 (b).

         (c) In the event that Licensee elects to exercise its rights under
Section 10.12 (b) of this Agreement, Licensee shall also be subject all other material terms, as limited to and outlined in that Section 10.12 (b), that may be less favorable than the terms of this Agreement. Any such election shall remain in force for the remaining Term of this Agreement.

10.13 WAIVER. The failure of either Party to enforce at any time any of the provisions of this Agreement, or the failure to require at any time performance by the other Party of any of the provisions of this Agreement, shall in no way be construed to be a present or future waiver of such provisions, nor in any way affect the validity of either Party to enforce each and every such provision thereafter. The express waiver by either Party of any provision, condition or requirement of this Agreement shall not constitute a waiver of any future obligation to comply with such provision, condition or requirement.

10.14 REMEDIES. All rights and remedies conferred upon a Party under this Agreement or by any other instrument or law shall be cumulative and may be exercised singularly or concurrently.

10.15 BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of Licensor and Licensee and their respective successors and permitted assigns.

10.16 RISK OF LOSS. Licensee assumes all risks of and shall be liable to Licensor for loss or damage to the System while on the premises of or otherwise in the possession or control of Licensee.

10.17 SURVIVAL. Notwithstanding the termination of this Agreement, by expiration or otherwise, the following provisions shall survive such termination: 2.2, 2.3, 2.4, 7.1 through 7.4, inclusive, 8.2, 8.3, 10.1, 10.3, 10.4, 10.6, 10.8 through
10.19 and 10.22.

10.18 INJUNCTIVE RELIEF. Each Party acknowledges that because of the confidential and proprietary nature of the System, the Licensee Software, the Proprietary Components of Custom Software Modules, the Licensee Confidential Information and the Licensor Confidential information, neither termination of this Agreement nor an action at law would be an adequate remedy for a breach by either Party of this Agreement. Accordingly, each Party agrees and consents that in the event of such breach, in addition to all other remedies which such Party may have, such Party shall be entitled to relief in equity, including a temporary restraining order, temporary or preliminary injunction, and permanent mandatory or prohibitory injunction to restrain the continuation of any such breach or to compel compliance with the provisions of said sections without the necessity of proof of actual damage.

10.19 INDEMNIFICATION. Except as provided in Sections 7.1 through 7.3 hereof and below, Licensee shall indemnify and hold harmless Licensor, its agents, employees, successors and assigns from and against any and all liabilities, losses, damages, claims, suits and expenses, including, without limitation, reasonable attorney's fees, of whatsoever kind and nature imposed on, incurred by, or asserted against Licensor, its agents, employees, officers, directors, stockholders, successors and assigns relating to or arising out of the possession or use of the System by Licensee or any failure on the part of Licensee to perform or comply with the terms and conditions of this Agreement. Notwithstanding the foregoing, such indemnification shall not apply to any claims for infringement or misappropriations of any patent or other intellectual property rights by a third Party which arise of the marketing, development, manufacture, delivery and license of the System by Licensor to customers such as Licensee.

10.20 EXHIBITS AND SCHEDULES. Each reference in this Agreement to a Schedule or Exhibit shall mean a Schedule or Exhibit attached to this Agreement and incorporated into this Agreement by such reference.

10.21 PRESS RELEASES AND REFERENCES. Upon execution of this Agreement, Licensor and Licensee agree to discuss in good faith the preparation of a joint press release stating that the parties have entered into a software license and service agreement; provided, however, that neither Party may disclose the terms of this Agreement or the substance of any discussions between Licensor and Licensee without the prior written consent of the other Party. Upon acceptance of the System or Custom Software Module thereof by Licensee and satisfactory performance of the same, as the case may be and as defined in Section 5.1(a) or 4.2(b), Licensee agrees, upon request of Licensor, to act as a reference for the System and the Licensor. Such duties may include responding to (i) requests for references by other potential Licensees of the System and (ii) interview requests by Licensor, the press, business analysts or other parties with an interest in the System. All responses shall be subject to the prior written approval of Licensee, and such requests shall be reasonably considered and not unreasonably denied.

10.22 CONFIDENTIAL INFORMATION. Licensor understands and agrees that Licensee has developed and will develop scientific, technical, trade and/or business information which is treated by Licensee as confidential, including, without limitation, algorithms, gene expression information, genetic sequence data, formulations, techniques, tests, data, know-how, Proprietary Components of Custom Software Modules, and inventions, whether patentable or not ("Licensee Confidential Information"). Licensee understands and agrees that Licensor has developed and will develop scientific, technical, trade and/or business information which is treated by Licensor as confidential, including, without limitation, the System and all source and object code, test plans and data related to the

System, customer and price lists, know-how, inventions, whether patentable or not, and the terms of this Agreement. ("Licensor Confidential Information")

(a) Licensor agrees that Licensee is the sole owner of Licensee Confidential Information. Licensor agrees to hold all Licensee Confidential Information in confidence, to use it solely for the purposes authorized in this Agreement, and to not disclose such Licensee Confidential Information to any third party, except as required by order of a court of law or appropriate government agency. All Proprietary Components of Custom Software Modules (as enumerated on Exhibit D in accordance with Section 3.2 (e) herein), and Licensee Software, including without limitation, Licensee-derived genetic sequence data, gene expression information, formulations, novel proteins and protein utility data, shall in any event be deemed to be Licensee Confidential Information. All other Licensee Confidential Information, including Pharmaceutical Know-How, shall be marked "confidential" and disclosed to Licensor in writing or, if disclosed orally or visually to Licensor, reduced to writing and delivered to Licensor marked "confidential".

(b) Licensee agrees that Licensor is the sole owner of Licensor Confidential Information. Licensee agrees to hold all Licensor Confidential Information in confidence, to use it solely for the purposes authorized under this Agreement and not to disclose such Licensor Confidential Information to any third party, except as required by order of a court of law or appropriate government agency. The System and all source and object code test, plans and data related to the System, and customer and price lists shall in any event be deemed to constitute Licensor Confidential Information. All other Licensor Confidential Information shall be marked "confidential" and disclosed to Licensee in writing or, if disclosed orally or visually to Licensor, reduced to writing and delivered to Licensee marked "confidential"; provided that Licensee may disclose Licensor Confidential Information to third parties of Licensee who meet the qualifications of a "User" as defined in Section 1.23 hereunder and who have agreed to be bound by the terms of this Agreement.

Notwithstanding anything to the contrary contained in Sections 10.22 (a) or (b), neither Licensee Confidential Information nor Licensor Confidential Information shall include any information: (a) was in the public domain prior to the time of disclosure to the receiving Party; (b) which, after disclosure, becomes part of the public domain through publication or otherwise except by breach of this obligation; (c) which was in the possession of the receiving Party prior to disclosure by the disclosing Party; (d) which the receiving Party receives from an independent third party which has the right to disclose it to the receiving Party. The obligations of this Section 10.22 shall extend beyond any termination of this Agreement for a period of five (5) years.

                  IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

LICENSOR:                                            LICENSEE:

NETGENICS, INC.                             AMERICAN HOME PRODUCTS CORPORATION


By:_/s/ Manuel J. Glynias                   By: /s/ Glenn Larsen
    -----------------------                    -----------------

Name: Manuel J. Glynias                     Name: Glenn Larsen, Ph.D.

Title: President and C.E.O.                 Title: Senior Vice President,
                                                   Discovery Research